Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Sunrun Inc. pertaining to the V Solar Holdings, Inc. 2013 Omnibus Incentive Plan and Vivint Solar, Inc. 2014 Equity Incentive Plan of our reports dated February 27, 2020, with respect to the consolidated financial statements of Sunrun Inc., and the effectiveness of internal control over financial reporting of Sunrun Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

October 7, 2020